Exhibit 99.1

Media Contact	October 28, 2010
Andy Brimmer, 205-410-2777	For Immediate Release
Helen Todd, 205-969-5608
helen.todd@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Solid Results for Third Quarter 2010

Increased Net Operating Revenues and Earnings per Share Growth

Continued Strong Cash Flows from Operations

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS), the nation’s largest provider of inpatient rehabilitative healthcare services, today reported its results of operations for the quarter ended September 30, 2010.

“The third quarter was another solid quarter for HealthSouth. We grew net operating revenues from a combination of better pricing and stronger discharges, managed our expenses in a disciplined manner, and, most importantly, continued to generate strong cash flows from operations,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “During the quarter, we also demonstrated the strength of our development efforts by completing two acquisitions – one in southwest Houston, Texas and the other in Ft. Smith, Arkansas – and opening a new, 25-bed hospital in Bristol, Virginia. Although the operating environment remains challenging, we are very encouraged by the performance of our hospitals and, as a result, are increasing our Adjusted Consolidated EBITDA guidance for the year.”

Third Quarter Results

•
Consolidated net operating revenues were $490.7 million for the third quarter of 2010 compared to $470.4 million for the third quarter of 2009, or an increase of 4.3%. This increase was attributable to higher net patient revenue per discharge and a 2.5% increase in patient discharges. Net patient revenue per discharge increased 2.7% quarter over quarter due primarily to the Medicare pricing changes that became effective October 1, 2009. Same store discharges were 0.4% higher quarter over quarter.

•
Reported net income per diluted share for the third quarter of 2010 was $0.27 per share compared to $0.12 per diluted share for the third quarter of 2009. Diluted weighted average common shares outstanding increased by 6.0% quarter over quarter due primarily to the five million shares issued on September 30, 2009 in full satisfaction of the Company’s obligation to do so under the 2006 securities litigation settlement.

•
Adjusted income from continuing operations (see attached supplemental information) per diluted share grew 2.4% from $0.42 per diluted share for the third quarter of 2009 to $0.43 per diluted share for the third quarter of 2010. The Company experienced quarter-over-quarter growth due primarily to increased revenues offset by the increased share count discussed above and expenses outpacing revenues during the ramp up phase at our new or newly acquired hospitals.

•
Cash flows provided by operating activities were $269.5 million for the nine months ended September 30, 2010 compared to $362.1 million for the same period of 2009, which included approximately $133 million related to the Company’s settlement with UBS and the receipt of income tax refunds related to prior periods. Cash flows provided by operating activities for the nine months ended September 30, 2010 included approximately $12 million of state income tax refunds associated with prior periods.

•	Adjusted Consolidated EBITDA (see attached supplemental information) for the third quarter of 2010 was $100.5 million compared to $95.9 million in the third quarter of 2009, or an increase of 4.8%.

Refinancing Transactions

During October 2010, the Company closed transactions that are consistent with its capital structure objectives. These transactions included a public offering of $275 million in aggregate principal amount of 7.25% senior unsecured notes due 2018 and $250 million in aggregate principal amount of 7.75% senior unsecured notes due 2022, as well as replacing the Company’s existing credit agreement with a new credit agreement that matures in 2015 and provides the Company with a $500 million revolving credit facility, including a $260 million letter of credit subfacility. The Company used the net proceeds from the senior note issuances, along with $128.6 million of available cash and a $100.0 million draw on its new revolving credit facility, to repay in full and retire all amounts outstanding under its former credit agreement.

As a result of the refinancing transactions, the Company will record an approximate $12 million loss on early extinguishment of debt, or approximately $0.11 per diluted share, in the fourth quarter of 2010. In addition, because the senior notes issued as part of the refinancing transactions accrue interest at a higher rate than amounts repaid under the Company’s former credit agreement, interest expense will increase from previous estimates by $3.4 million, or $0.03 per diluted share, in the fourth quarter of 2010.

“The consistent improvement in our operating performance and the progress we have made towards our balance sheet deleveraging targets were acknowledged by the credit rating agencies in their recent upgrades to our corporate family and senior debt ratings,” said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. “This improved credit profile facilitated the highly successful refinancing transactions we consummated earlier this month and enhances our ability to explore the various earnings growth opportunities available to our company.”

2010 Guidance

As a result of its continued strong operating results through the third quarter of 2010, the Company is increasing its previously provided Adjusted Consolidated EBITDA guidance for 2010. Adjusted Consolidated EBITDA guidance for 2010 has been increased from a range of $402 million to $410 million to a range of $407 million to $412 million.

If not for the loss on early extinguishment of debt and increased interest expense resulting from the refinancing transactions, the Company would have also increased its adjusted diluted earnings per share guidance from a range of $1.66 to $1.74 per diluted share to a range of $1.71 to $1.76 per diluted share. However, due to these increased expenses associated with the refinancing transactions, adjusted diluted earnings per share guidance for 2010 has been decreased to a range of $1.57 to $1.62 per diluted share.

Earnings Conference Call and Webcast

The Company will host an investor conference call at 8:00 a.m. Eastern Time on Friday, October 29, 2010 to discuss its results for the third quarter of 2010. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing (866) 406-5369 and giving the pass code 12727550. International callers should dial (973) 582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from October 29 until November 12, 2010. To access the replay, please dial 800-642-1687. International callers should dial (706) 645-9291. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth’s hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injury, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Other Information

The Company’s leverage ratio that is referenced by the Company from time to time is defined in the Company’s credit agreement as the ratio of consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters. Reconciliations of net income to Adjusted Consolidated EBITDA can be found in the following schedules.

The information in this press release is summarized and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, when filed, as well as the Company’s Current Report on Form 8-K filed on October 28, 2010. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its October 29, 2010 earnings call.

The Company expects to file its third quarter 2010 Form 10-Q next week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In Millions, Except Per Share Data)

Net operating revenues	$490.7	$470.4	$1,478.6	$1,424.9
Operating expenses:
Salaries and benefits	246.4	234.0	729.9	705.1
Other operating expenses	71.2	66.7	214.7	200.6
General and administrative expenses	24.9	26.0	77.9	76.4
Supplies	27.8	27.6	84.9	83.6
Depreciation and amortization	19.3	17.8	56.3	52.8
Occupancy costs	12.1	11.8	35.1	35.8
Provision for doubtful accounts	4.3	7.8	17.1	25.3
Loss on disposal of assets	0.1	0.7	0.5	3.0
Government, class action, and related settlements	0.8	8.5	0.8	41.3
Professional fees—accounting, tax, and legal	5.2	3.5	13.8	5.0
Total operating expenses	412.1	404.4	1,231.0	1,228.9
Loss (gain) on early extinguishment of debt	-	-	0.4	(3.1)
Interest expense and amortization of debt discounts and fees	30.8	29.5	91.4	95.0
Other income	(0.7)	(0.6)	(2.8)	(1.4)
Loss on interest rate swaps	9.0	7.9	13.0	16.7
Equity in net income of nonconsolidated affiliates	(2.3)	(3.0)	(7.5)	(2.8)
Income from continuing operations before income tax
benefit	41.8	32.2	153.1	91.6
Provision for income tax benefit	(0.7)	(1.7)	(0.4)	(0.8)
Income from continuing operations	42.5	33.9	153.5	92.4
Loss from discontinued operations, net of tax	(0.6)	(9.1)	(3.6)	(10.5)
Net income	41.9	24.8	149.9	81.9
Less: Net income attributable to noncontrolling interests	(10.1)	(8.0)	(30.1)	(25.7)
Net income attributable to HealthSouth	31.8	16.8	119.8	56.2
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(19.5)	(19.5)
Net income attributable to HealthSouth
common shareholders	$25.3	$10.3	$100.3	$36.7
Weighted average common shares outstanding:
Basic	92.8	87.6	92.7	87.6
Diluted	108.3	102.2	108.3	101.6

Basic and diluted earnings per common share:
Income from continuing operations attributable
to HealthSouth common shareholders	$0.28	$0.22	$1.12	$0.54
Loss from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	(0.01)	(0.10)	(0.04)	(0.12)
Net income attributable to HealthSouth
common shareholders	$0.27	$0.12	$1.08	$0.42

Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$32.4	$25.9	$123.4	$67.2
Loss from discontinued operations, net of tax	(0.6)	(9.1)	(3.6)	(11.0)
Net income attributable to HealthSouth	$31.8	$16.8	$119.8	$56.2

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2010	December 31, 2009
	(In Millions, Except Share Data)
Assets
Current assets:
Cash and cash equivalents	$190.5	$80.9
Restricted cash	33.7	67.8
Accounts receivable, net of allowance for doubtful accounts of $29.8 in 2010;
$33.1 in 2009	215.2	219.7
Other current assets	74.9	57.6
Total current assets	514.3	426.0
Property and equipment, net	683.7	664.8
Goodwill	428.9	416.4
Intangible assets, net	45.2	37.4
Investments in and advances to nonconsolidated affiliates	31.6	29.3
Other long-term assets	93.2	107.6
Total assets	$1,796.9	$1,681.5
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$16.2	$21.5
Accounts payable	49.3	50.2
Accrued expenses and other current liabilities	324.5	319.5
Total current liabilities	390.0	391.2
Long-term debt, net of current portion	1,639.1	1,641.0
Other long-term liabilities	162.7	159.5
	2,191.8	2,191.7
Commitments and contingencies
Convertible perpetual preferred stock, $.10 par value; 1,500,000 shares authorized;
400,000 issued; liquidation preference of $1,000 per share	387.4	387.4
Shareholders’ deficit:
HealthSouth shareholders' deficit:
Common stock, $.01 par value; 200,000,000 shares authorized;
issued: 97,624,393 in 2010; 97,238,725 in 2009	1.0	1.0
Capital in excess of par value	2,874.6	2,879.9
Accumulated deficit	(3,597.6)	(3,717.4)
Accumulated other comprehensive income	1.3	-
Treasury stock, at cost (4,174,460 shares in 2010 and 3,957,047
shares in 2009)	(141.7)	(137.5)
Total HealthSouth shareholders’ deficit	(862.4)	(974.0)
Noncontrolling interests	80.1	76.4
Total shareholders' deficit	(782.3)	(897.6)
Total liabilities and shareholders’ deficit	$1,796.9	$1,681.5

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(In Millions)
Cash flows from operating activities:
Net income	$149.9	$81.9
Loss from discontinued operations	3.6	10.5
Adjustments to reconcile net income to net cash provided by
operating activities—
Provision for doubtful accounts	17.1	25.3
Provision for government, class action, and related settlements	0.8	41.3
UBS Settlement proceeds, gross	-	100.0
Depreciation and amortization	56.3	52.8
Loss on interest rate swaps	13.0	16.7
Equity in net income of nonconsolidated affiliates	(7.5)	(2.8)
Amortization of debt issue costs, debt discounts, and fees	5.1	4.8
Distributions from nonconsolidated affiliates	4.7	6.5
Stock-based compensation	11.2	9.9
Deferred tax provision	2.4	2.4
Other	(0.6)	0.7
(Increase) decrease in assets—
Accounts receivable	(12.6)	(5.2)
Other assets	(2.3)	1.3
Income tax refund receivable	3.0	47.3
(Decrease) increase in liabilities—
Accounts payable	(0.9)	5.0
Accrued fees and expenses for derivative plaintiffs' attorneys in
UBS Settlement	-	(26.2)
Other liabilities	32.6	10.3
Government, class action, and related settlements	(0.8)	(11.0)
Net cash used in operating activities of discontinued operations	(5.5)	(9.4)
Total adjustments	116.0	269.7
Net cash provided by operating activities	269.5	362.1

(Continued)

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(50.2)	(54.2)
Acquisition of businesses, net of cash acquired	(34.1)	-
Proceeds from sale of restricted investments	10.4	1.9
Purchase of restricted investments	(25.5)	(2.1)
Net change in restricted cash	28.1	(32.0)
Net settlements on interest rate swaps	(33.7)	(30.3)
Net investment in interest rate swap	-	(6.4)
Other	0.1	(1.0)
Net cash provided by (used in) investing activities of discontinued
operations	8.5	(0.3)
Net cash used in investing activities	(96.4)	(124.4)

Cash flows from financing activities:
Principal payments on debt, including pre-payments	(8.2)	(62.9)
Borrowings on revolving credit facility	-	10.0
Payments on revolving credit facility	-	(50.0)
Principal payments under capital lease obligations	(10.7)	(9.9)
Dividends paid on convertible perpetual preferred stock	(19.5)	(19.5)
Distributions paid to noncontrolling interests of
consolidated affiliates	(26.3)	(22.8)
Other	1.1	1.1
Net cash provided by financing activities of discontinued operations	-	1.4
Net cash used in financing activities	(63.6)	(152.6)

Increase in cash and cash equivalents	109.5	85.1
Cash and cash equivalents at beginning of period	80.9	32.1
Cash and cash equivalents of facilities held for sale
at beginning of period	0.1	0.1
Less: Cash and cash equivalents of facilities held for
sale at end of period	-	(0.2)
Cash and cash equivalents at end of period	$190.5	$117.1

Supplemental schedule of noncash financing activities:
Securities Litigation Settlement	$-	$299.3

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1)(3)

	Three Months Ended September 30,
	2010	Per Share (2)	2009	Per Share(2)
	(In Millions, Except per Share Data)
Net income	$41.9	$0.45	$24.8	$0.28
Loss from discontinued operations, net of tax,
attributable to HealthSouth	0.6	0.01	9.1	0.10
Net income attributable to noncontrolling interests	(10.1)	(0.11)	(8.0)	(0.09)
Income from continuing operations
attributable to HealthSouth	32.4	0.35	25.9	0.30

Government, class action, and related settlements	0.8	0.01	8.5	0.10
Professional fees – accounting, tax, and legal	5.2	0.06	3.5	0.04
Loss on interest rate swaps	9.0	0.10	7.9	0.09
Adjustment for prior period amounts in tax provision	(0.7)	(0.01)	(3.0)	(0.03)
Adjusted income from continuing operations (1) (3)	46.7	0.50	42.8	0.49
Adjustment for dilution (2)		(0.07)		(0.07)
Adjusted income from continuing operations
per diluted share (2) (3)		$0.43		$0.42

Current period amounts in tax provision	-		1.3
Interest expense and amortization of debt discounts and fees	30.8		29.5
Depreciation and amortization	19.3		17.8
	96.8		91.4
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	-		0.3
Net noncash loss on disposal of assets	0.1		0.7
Stock-based compensation expense	3.4		3.4
Other	0.2		0.1
Adjusted Consolidated EBITDA (1) (3) (4)	$100.5		$95.9

Weighted average common shares outstanding:
Basic		92.8		87.6
Diluted		108.3		102.2

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1)(3)

	Nine Months Ended September 30,
	2010	Per Share (2)	2009	Per Share(2)
	(In Millions, Except per Share Data)
Net income	$149.9	$1.62	$81.9	$0.93
Loss from discontinued operations, net of tax,
attributable to HealthSouth	3.6	0.04	11.0	0.13
Net income attributable to noncontrolling interests	(30.1)	(0.32)	(25.7)	(0.29)
Income from continuing operations
attributable to HealthSouth	123.4	1.33	67.2	0.77

Government, class action, and related settlements	0.8	0.01	41.3	0.47
Professional fees – accounting, tax, and legal	13.8	0.15	5.0	0.06
Gain on early extinguishment of debt	-	-	(3.1)	(0.04)
Loss on interest rate swaps	13.0	0.14	16.7	0.19
Adjustment for prior period amounts in tax provision	(5.0)	(0.05)	(4.7)	(0.05)
Adjusted income from continuing operations (1) (3)	146.0	1.57	122.4	1.40
Adjustment for dilution (2)		(0.22)		(0.20)
Adjusted income from continuing operations
per diluted share (2) (3)		$1.35		$1.20

Current period amounts in tax provision	4.6		3.9
Interest expense and amortization of debt discounts and fees	91.4		95.0
Depreciation and amortization	56.3		52.8
	298.3		274.1
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	-		1.2
Net noncash loss on disposal of assets	0.5		3.0
Loss on early extinguishment of debt	0.4		-
Stock-based compensation expense	11.2		9.9
Other	0.2		0.1
Adjusted Consolidated EBITDA (1) (3) (4)	$310.6		$288.3

Weighted average common shares outstanding:
Basic		92.7		87.6
Diluted		108.3		101.6

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1)(3)

	Year Ended December 31,
	2009	Per Share (2)
	(In Millions, Except per Share Data)
Net income	$128.8	$1.45
Income from discontinued operations, net of tax,
attributable to HealthSouth	(1.5)	(0.02)
Net income attributable to noncontrolling interests	(34.0)	(0.38)
Income from continuing operations attributable
to HealthSouth	93.3	1.05

Government, class action, and related settlements	36.7	0.41
Professional fees – accounting, tax, and legal	8.8	0.10
Loss on interest rate swaps	19.6	0.22
Adjustment for prior period amounts in tax provision	(8.8)	(0.10)
Adjusted income from continuing operations (1) (3)	149.6	1.68
Adjustment for dilution (2)		(0.23)
Adjusted income from continuing operations
per diluted share (2) (3)		$1.45

Current period amounts in tax provision	5.6
Interest expense and amortization of debt discounts and fees	125.8
Depreciation and amortization	70.9
	351.9
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	1.4
Net noncash loss on disposal of assets	3.5
Loss on early extinguishment of debt	12.5
Stock-based compensation expense	13.4
Other	0.3
Adjusted Consolidated EBITDA (1) (3) (4)	$383.0

Weighted average common shares outstanding:
Basic		88.8
Diluted		103.3

HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Notes to Reconciliations

(1) Adjusted income from continuing operations and Adjusted Consolidated EBITDA are non-GAAP financial measures. The Company’s leverage ratio (consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters) is likewise a non-GAAP financial measure. Management and some members of the investment community utilize adjusted income from continuing operations as a financial measure and Adjusted Consolidated EBITDA and the leverage ratio as liquidity measures on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted income from continuing operations per diluted share, which is based on diluted weighted average common shares outstanding. The diluted share counts contain approximately 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. The increase in the Company’s basic and diluted weighted average common shares outstanding in 2010 compared to 2009 was primarily the result of the issuance of 5.0 million shares of common stock on September 30, 2009 in full satisfaction of its obligation to do so under the Company’s 2006 securities litigation settlement.

(3) Adjusted income from continuing operations per diluted share and Adjusted Consolidated EBITDA are two components of the Company’s guidance.

(4) The Company’s credit agreement allows unusual non-cash or non-recurring items to be added to arrive at Adjusted Consolidated EBITDA. In addition, certain other deductions may be required. Such amounts have not been included in the above calculation as it would not be indicative of the Company’s Adjusted Consolidated EBITDA for future periods.

HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended September 30, 2010 (expected to be filed next week), June 30, 2010 and March 31, 2010.